SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*







                              Digital Island, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    25385N101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [X]    Rule 13d-1(c)

     [ ]    Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Investment Corporation
        ------------------------------------------------------------------------
            22-2514825
        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Delaware
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power       2,295,724
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power  2,295,724
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person   2,295,724
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      6.8%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       CO
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Paul Tudor Jones, II
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   USA
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power       2,316,724
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power  2,316,724
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person   2,316,724
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      6.8%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       IN
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Private Equity Fund L.P.
        ------------------------------------------------------------------------
            06-1502169
        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Delaware
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power       1,671,716
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power  1,671,716
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person   1,671,716
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      4.9%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       PN
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor BVI Futures, Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   British Virgin Islands
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power          91,800
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power     91,800
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person      91,800
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      0.3%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       CO
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Proprietary Trading, L.L.C.
        ------------------------------------------------------------------------
            13-3720063
        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Delaware
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power          21,000
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power     21,000
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person      21,000
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      0.1%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       OO
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            The Upper Mill Capital Appreciation Fund Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Cayman Islands
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power          20,000
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power     20,000
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person      20,000
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      0.1%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       CO
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Global Trading LLC
        ------------------------------------------------------------------------
            13-3862744
        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Delaware
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power       1,671,716
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power  1,671,716
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person   1,671,716
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      4.9%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       OO
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            The Raptor Global Fund L.P.
        ------------------------------------------------------------------------
            13-3735415
        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Delaware
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power         120,606
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power    120,606
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person     120,606
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      0.4%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       PN
                                                       -------------------------

CUSIP 25385N101


   1)   Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            The Raptor Global Fund Ltd.
        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

   2)   Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
               -----------------------------------------------------------------
        (b)     X
               -----------------------------------------------------------------

   3)   SEC Use Only
                        --------------------------------------------------------

   4)   Citizenship or Place of Organization   Cayman Islands
                                              ----------------------------------

                  (5) Sole Voting Power                 0
Number of Shares                         ---------------------------------------
Beneficially      (6) Shared Voting Power         391,602
Owned by Each                              -------------------------------------
Reporting Person  (7) Sole Dispositive Power            0
With                                          ----------------------------------
                  (8) Shared Dispositive Power    391,602
                                               ---------------------------------

   9)   Aggregate Amount Beneficially Owned by Each Reporting Person     391,602
                                                                      ----------

  10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
                             ---------------------------------------------------

  11)   Percent of Class Represented by Amount in Row 9      1.2%
                                                           ---------------------

  12)   Type of Reporting Person (See Instructions)       CO
                                                       -------------------------

Item 1(a).     Name of Issuer:

               Digital Island, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               1132 Bishop Street
               Suite 1001
               Honolulu, HI 96813

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Private Equity Fund L.P. ("TPEF")
               Tudor Global Trading LLC ("TGT")
               The Raptor Global Fund L.P. ("Raptor L.P.")
               The Raptor Global Fund Ltd. ("Raptor Ltd.")
               Tudor BVI Futures, Ltd. ("Tudor BVI")
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC, TPT, TPEF, TGT and Raptor L.P. are:

                       600 Steamboat Road
                       Greenwich, CT 06830

               The principal business office of Mr. Jones is:

                       c/o Tudor Investment Corporation
                       600 Steamboat Road
                       Greenwich, CT 06830

               The principal business office of each of Tudor BVI, Raptor Ltd. and Upper Mill are:

                       c/o CITCO
                       Kaya Flamboyan 9
                       Curacao, Netherland Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               TPEF is a Delaware partnership
               Mr. Jones is a citizen of the United States
               Raptor L.P. is a Delaware limited partnership
               Tudor BVI is a company organized under the laws of the British Virgin Islands
               TPT and TGT are Delaware limited liability companies
               Raptor Ltd. and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               25385N101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ]  Broker or Dealer registered under section 15 of the Act
               (b) [ ]  Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
               (d) [ ] Investment Company registered under section 8 of the Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
               (h) [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (As of July 6, 1999).

               (a) Amount Beneficially Owned:  See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                         See Item 5 of cover pages
                         -------------------------------------------------------
                   (ii)  shared power to vote or to direct the vote
                         See Item 6 of cover pages
                         -------------------------------------------------------
                   (iii) sole power to dispose or to direct the disposition of
                         See Item 7 of cover pages
                         -------------------------------------------------------
                   (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                         -------------------------------------------------------

                    Because TIC is the sole general partner of Raptor L.P. and provides investment advisory services to Raptor Ltd., Raptor L.P., Tudor BVI, Upper Mill and TPEF, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because TGT is the sole general partner of TPEF, TGT may be deemed to beneficially own the shares of Common Stock owned by such Reporting Person. TGT expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT and TGT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC, TPT and TGT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.        Ownership of Five Percent or Less of a Class.

                    Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                    Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                    Not applicable

Item 8.        Identification and Classification of Members of the Group.

                    See cover pages

Item 9.        Notice of Dissolution of Group.

                    Not applicable

Item 10.       Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Dated:   July 7, 1999

                                    TUDOR INVESTMENT CORPORATION


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel


                                        /s/ Paul Tudor Jones, II
                                        ----------------------------------------
                                        Paul Tudor Jones, II


                                    TUDOR BVI FUTURES, LTD.

                                    By: Tudor Investment Corporation,
                                        Trading Advisor


                                        By:     /s/ Andrew S. Paul
                                        ----------------------------------------
                                             Andrew S. Paul
                                             Managing  Director  and  General
                                             Counsel


                                    TUDOR PRIVATE EQUITY FUND L.P.

                                    By: Tudor Global Trading LLC,
                                        General Partner


                                        By:     /s/ Andrew S. Paul
                                        ----------------------------------------
                                             Andrew S. Paul
                                             Managing Director and General
                                             Counsel

                                    TUDOR PROPRIETARY TRADING, L.L.C.


                                    By:      /s/ Andrew S. Paul
                                        ----------------------------------------
                                        Andrew S. Paul
                                        Managing Director and General Counsel

                                   TUDOR GLOBAL TRADING LLC


                                   By:      /s/ Andrew S. Paul
                                       ----------------------------------------
                                       Andrew S. Paul
                                       Managing Director and General Counsel


                                   THE RAPTOR GLOBAL FUND L.P.

                                   By: Tudor Investment Corporation,
                                       General Partner


                                       By:     /s/ Andrew S. Paul
                                       ----------------------------------------
                                            Andrew S. Paul
                                            Managing Director and General
                                            Counsel


                                   THE RAPTOR GLOBAL FUND LTD.

                                   By: Tudor Investment Corporation,
                                       Investment Advisor


                                       By:     /s/ Andrew S. Paul
                                       ----------------------------------------
                                            Andrew S. Paul
                                            Managing Director and General
                                            Counsel

                                   THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                                   By:   Tudor Investment Corporation,
                                         Sub-Investment Manager


                                        By:         /s/ Andrew S. Paul
                                        ----------------------------------------
                                            Andrew S. Paul
                                            Managing Director and General
                                            Counsel